As filed with the Securities and Exchange Commission on June 21, 1996
                                                        Registration No. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                        ROTARY POWER INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                        13-3632860
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                  P.O. Box 128
                        Wood-Ridge, New Jersey 07075-0128
          (Address of principal executive offices, including zip code)

                              CONSULTING AGREEMENT
                            DATED AS OF JUNE 12, 1996
                                 WITH MARK WACHS
                            (Full title of the plan)

                              RICHARD M.H. THOMPSON
                                    President
                        ROTARY POWER INTERNATIONAL, INC.
                                  P.O. Box 128
                        Wood-Ridge, New Jersey 07075-0128
                                 (201) 777-7373
(Name, address and telephone number, including area code, of agent for service)
                                ----------------
                                    Copy to:

                               JOHN T. KELLY, ESQ.
                        WILENTZ, GOLDMAN & SPITZER, P.A.
                           90 Woodbridge Center Drive
                          Woodbridge, New Jersey 07095

                                ----------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
  Title of securities          Amount to be            Proposed Maximum          Proposed maximum              Amount of
   to be Registered             Registered            offering price per        aggregate offering         registration fee
                                                             share                     price
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share          250,000 shares                 $2.50                   $625,000                   $215.52
================================================================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Rotary Power International, Inc. (the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration
Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995, which contains audited financial statements for the most recent year for which such statements have been filed;

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

         (c) The description of the Registrant's common stock, $.01 par value per share (the "Common Stock"), contained in the Registration Statement on Form 8-A (Registration No. 0-22894) filed with the Commission on January 18, 1994 under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be part hereof commencing on the respective dates on which such documents are filed.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 8 of the Certificate of Incorporation of the Registrant provides that no member of the Board of Directors of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for (i) breaches of the director's duty of loyalty to the Registrant, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) transactions from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of the directors of the Registrant shall automatically be eliminated or limited to the fullest extent permitted under the General Corporation Law of the State of Delaware, as so amended.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Section 145(a) permissive indemnity may provide indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(b) of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person described in Section 145(a) in an action by or in the right of the corporation provided that he satisfies the conditions set forth in section 145(a), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action referred to in sections 145(a) and (b), the corporation shall indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided pursuant to section 145 is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote, or otherwise.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit
Number                              Description
- ------                              -----------

 4.1 Consulting Agreement dated as of June 12, 1996, between the Registrant and Mark Wachs

 4.2 Non-Transferable Warrant to Purchase 250,000 Shares of Common Stock of Rotary Power International, Inc.

 5 Opinion of Wilentz, Goldman & Spitzer, P.A. regarding legality of the Common Stock being registered

23.1              Consent of Wilentz, Goldman & Spitzer, P.A. (included in
                  Exhibit 5)

23.2              Consent of Coopers & Lybrand, L.L.P.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood-Ridge, State of New Jersey, on June 21, 1996.

                                            ROTARY POWER INTERNATIONAL, INC.

                                            By:    /s/ Richard M.H. Thompson
                                                   -------------------------
                                                   Richard M.H. Thompson
                                                   Director, President and
                                                   Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 21, 1996.

  Signature                       Title
  ---------                       -----


/s/ Richard M.H. Thompson         Director, President and Chief
- -------------------------         Executive Officer
Richard M.H. Thompson             (Principal Executive Officer)



/s/ Gerald Horowitz               Vice President and Corporate Controller
- -------------------------         (Principal Financial and Accounting Officer)
Gerald Horowitz


/s/ Robert L. Osborn              Director
- -------------------------
Robert L. Osborn


/s/ Warren D. Bagatelle           Director
- -------------------------
Warren D. Bagatelle


/s/ Dr. James P. Wade             Director
- -------------------------
Dr. James P. Wade

/s/ William T. Figart             Director
- -------------------------
William T. Figart


/s/ James M. Beggs                Director
- -------------------------
James M. Beggs


/s/ Kenneth Brody                 Director
- -------------------------
Kenneth Brody


/s/ Michael C. Stewart            Director
- -------------------------
Michael C. Stewart

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